CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Multi-State Municipal Trust:

We consent to the use in this Registration Statement of Oppenheimer New Jersey Municipal Fund (one of the portfolios constituting the Oppenheimer Multi-State Municipal Trust), of our report dated September 20, 2011, relating to the financial statements and financial highlights of Oppenheimer New Jersey Municipal Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                         /s/KPMG LLP
                         KPMG LLP

Denver, Colorado

November 21, 2011